Exhibit 99.1

FINANCIAL NEWS

SANMINA REPORTS SECOND QUARTER FISCAL 2013 RESULTS

San Jose, CA — April 22, 2013.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ GS: SANM), a leading integrated manufacturing solutions company, today reported financial results for the second fiscal quarter ended March 30, 2013.

Second Quarter Fiscal 2013 Summary

•            Revenue of $1.43 billion

•            GAAP operating margin of 3.2 percent

•            GAAP diluted earnings per share of $0.25

•            Non-GAAP(1) operating margin of 2.8 percent

•            Non-GAAP(1) diluted earnings per share of $0.30

Revenue for the second quarter was $1.43 billion, compared to $1.49 billion in the prior quarter and $1.46 billion for the second quarter of fiscal 2012.

GAAP operating income in the second quarter was $45.8 million or 3.2 percent of revenue, compared to $30.2 million or 2.1 percent of revenue for the second quarter of fiscal 2012.  GAAP net income in the second quarter was $21.2 million, compared to a GAAP net loss of $1.4 million for the second quarter of fiscal 2012.  GAAP diluted earnings per share for the quarter were $0.25, compared to GAAP diluted loss per share of $0.02 in the second quarter of fiscal 2012.  GAAP net income and earnings per share for the second quarter of fiscal 2013 included a one-time gain on the sale of real estate during the quarter.

Non-GAAP operating income in the second quarter was $40.0 million or 2.8 percent of revenue, compared to $44.8 million or 3.1 percent of revenue in the second quarter fiscal 2012.  Non-GAAP net income in the second quarter was $25.3 million, compared to $22.5 million in the second quarter of fiscal 2012.  Non-GAAP diluted earnings per share were $0.30, compared to $0.27 in the second quarter of fiscal 2012.

Cash and cash equivalents for the quarter ended March 30, 2013 were $411.9 million.  Cash flow from operations was $64.7 million for the quarter.  Inventory turns were 6.7.  Cash cycle days were 52.0 days.

“Our second quarter results were in line with our expectations as we continued to manage through a soft market environment,” stated Jure Sola, Chairman and Chief Executive Officer. “We continue to invest in technology and services that enhance the value we provide to our customers around the world.  We remain encouraged by new program ramps and increased forecasts from our customers that should drive improvement in the second half of the year,” concluded Sola.

Third Quarter Fiscal 2013 Outlook

The following outlook is for the third fiscal quarter ending June 29, 2013.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.45 billion to $1.50 billion

•                  Non-GAAP diluted earnings per share between $0.32 to $0.38

Company Conference Call Information

Sanmina will hold a conference call regarding results for the second quarter fiscal year 2013 on Monday, April 22, 2013 at 5:00 p.m. ET (2:00 p.m. PT).  The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina’s website at www.sanmina.com.  A replay of the conference call will be available for 48-hours.  The access numbers are: domestic 855-859-2056 and international 404-537-3406, access code is 34594366.

(1)In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  gross profit, gross margin, operating income, operating margin, net income and basic and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, discrete tax events and deferred tax changes), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina.com.  Sanmina provides third quarter fiscal 2013 outlook only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring activities, asset impairments and other unusual and infrequent items.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and semiconductor systems, medical, multimedia, computing and storage, automotive and clean technology sectors. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina.com.

Sanmina Safe Harbor Statement

Certain statements contained in this press release, including the Company’s expectations for business improvement for the second half of the year and outlook for future revenue and non-GAAP earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including changes to or a deterioration in the markets for the Company’s customers’ products; inability of customers to pay for the Company’s products due to insolvency  or otherwise;  the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; any failure of the Company’s Components, Products and Services business to meet expectations;  component shortages, which could result in production delays or increases in manufacturing costs; competition negatively impacting the Company’s revenues and margins; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Press Release Financials	SANMINA 2700 North First Street San Jose, CA 95134 Tel: 408-964-3610

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	March 30,	September 29,
	2013	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$411,942	$409,618
Accounts receivable, net	870,905	1,001,543
Inventories	798,820	826,539
Prepaid expenses and other current assets	74,680	88,599
Total current assets	2,156,347	2,326,299

Property, plant and equipment, net	547,850	569,365
Other	260,631	272,122
Total assets	$2,964,828	$3,167,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$851,767	$937,737
Accrued liabilities	109,514	104,741
Accrued payroll and related benefits	100,984	117,074
Short-term debt	170,216	59,995
Total current liabilities	1,232,481	1,219,547

Long-term liabilities:
Long-term debt	574,046	837,364
Other	143,795	147,094
Total long-term liabilities	717,841	984,458

Total stockholders’ equity	1,014,506	963,781
Total liabilities and stockholders’ equity	$2,964,828	$3,167,786

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Six Months Ended
	Mar. 30,	Mar. 31,	Mar. 30,	Mar. 31,
	2013	2012	2013	2012
Net sales	$1,427,642	$1,463,082	$2,922,587	$2,965,448
Cost of sales	1,327,338	1,356,734	2,725,355	2,750,075
Gross profit	100,304	106,348	197,232	215,373

Operating expenses:
Selling, general and administrative	58,954	62,940	118,822	122,081
Research and development	6,020	5,923	11,415	10,056
Amortization of intangible assets	474	767	948	1,723
Restructuring and integration costs	6,925	5,486	10,872	9,540
Asset impairments	1,100	1,024	1,100	2,077
Gain on sales of long-lived assets	(18,967)	—	(23,185)	—
Total operating expenses	54,506	76,140	119,972	145,477

Operating income	45,798	30,208	77,260	69,896

Interest income	246	442	444	726
Interest expense	(10,416)	(20,367)	(23,500)	(42,230)
Other expense, net	(1,477)	(4,841)	(16,399)	(6,359)
Interest and other, net	(11,647)	(24,766)	(39,455)	(47,863)

Income before income taxes	34,151	5,442	37,805	22,033

Provision for income taxes	12,960	6,881	15,993	14,897

Net income (loss)	$21,191	$(1,439)	$21,812	$7,136

Basic income (loss) per share	$0.26	$(0.02)	$0.27	$0.09
Diluted income (loss) per share	$0.25	$(0.02)	$0.26	$0.09

Weighted-average shares used in computing per share amounts:
Basic	82,543	81,225	82,226	81,059
Diluted	84,683	81,225	84,369	83,511

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	Mar. 30,	Dec. 29,	Mar. 31,	Mar. 30,	Mar. 31,
	2013	2012	2012	2013	2012
GAAP Gross Profit	$100,304	$96,928	$106,348	$197,232	$215,373
GAAP gross margin	7.0%	6.5%	7.3%	6.7%	7.3%
Adjustments
Stock compensation expense (1)	1,291	1,340	983	2,631	1,890
Amortization of intangible assets	—	—	—	—	104
Distressed customer charges (2)	321	3,020	325	3,341	325
Non-GAAP Gross Profit	$101,916	$101,288	$107,656	$203,204	$217,692
Non-GAAP gross margin	7.1%	6.8%	7.4%	7.0%	7.3%

GAAP Operating Income	$45,798	$31,462	$30,208	$77,260	$69,896
GAAP operating margin	3.2%	2.1%	2.1%	2.6%	2.4%
Adjustments
Stock compensation expense (1)	4,342	4,666	4,529	9,008	8,593
Amortization of intangible assets	474	474	767	948	1,827
Distressed customer charges (2)	321	5,091	2,794	5,412	2,794
Restructuring, acquisition and integration costs	6,925	3,947	5,486	10,872	9,540
Gain on sales of long-lived assets	(18,967)	(4,218)	—	(23,185)	—
Asset impairments	1,100	—	1,024	1,100	2,077
Non-GAAP Operating Income	$39,993	$41,422	$44,808	$81,415	$94,727
Non-GAAP operating margin	2.8%	2.8%	3.1%	2.8%	3.2%

GAAP Net Income (Loss)	$21,191	$621	$(1,439)	$21,812	$7,136

Adjustments:
Operating income adjustments (see above)	(5,805)	9,960	14,600	4,155	24,831
Loss on repurchases of debt (3)	1,401	—	6,461	1,401	6,461
Loss on dedesignation of interest rate swap (4)	—	14,903	—	14,903	—
Pro forma tax adjustment for Non-GAAP items	8,498	(1,245)	2,906	7,253	6,899
Non-GAAP Net Income	$25,285	$24,239	$22,528	$49,524	$45,327

GAAP Net Income (Loss) Per Share:
Basic	$0.26	$0.01	$(0.02)	$0.27	$0.09
Diluted	$0.25	$0.01	$(0.02)	$0.26	$0.09

Non-GAAP Net Income Per Share:
Basic	$0.31	$0.30	$0.28	$0.60	$0.56
Diluted	$0.30	$0.29	$0.27	$0.59	$0.54

Weighted-average shares used in computing per share amounts:
Basic - GAAP	82,543	81,920	81,225	82,226	81,059
Diluted - GAAP	84,683	84,011	81,225	84,369	83,511
Basic - Non-GAAP	82,543	81,920	81,225	82,226	81,059
Diluted - Non-GAAP	84,683	84,011	84,051	84,369	83,511

(1) Stock compensation expense was as follows:

	Three Months Ended			Six Months Ended
	Mar. 30,	Dec. 29,	Mar. 31,	Mar. 30,	Mar. 31,
	2013	2012	2012	2013	2012

Cost of sales	$1,291	$1,340	$983	$2,631	$1,890
Selling, general and administrative	3,004	3,295	3,519	6,299	6,649
Research and development	47	31	27	78	54
Stock compensation expense - total company	$4,342	$4,666	$4,529	$9,008	$8,593

(2)        Relates to inventory and bad debt reserves / recoveries associated with distressed customers.

(3)        Represents a loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

(4)        Represents a non-cash loss resulting from dedesignation of an interest rate swap.

Schedule I

The commentary and financial information above includes non-GAAP measures of gross profit, gross margin, operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges associated with distressed  customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, discrete tax events and deferred tax changes), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or  not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.